FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER RESULTS
AND INCREASES 2007 SALES AND EARNINGS GUIDANCE

New York, New York, August 8, 2007: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the second quarter and six months ended June 30, 2007.

Second Quarter 2007 Compared to Second Quarter 2006:
•	Net sales increased 18% to $82.8 million, from $70.3 million; at comparable foreign currency exchange rates, net sales increased 13% for the period;
•	European-based operations achieved sales of $70.5 million, a 16% increase as compared to $60.8 million in the same period last year;
•	Sales by U.S.-based operations were $12.3 million, a 29% improvement compared to $9.5 million in the same period one year earlier;
•	Gross margin was 58% as compared to 56% with the increase attributable to the operations of newly established majority-owned distribution subsidiaries;
•	S, G & A expense as a percentage of sales was 50% as compared to 47%;
•	Net income increased 17% to $3.7 million, from $3.2 million; and,
•	Diluted earnings per share were $0.18, up nearly 13% from $0.16 per diluted share.

Net sales for the six months ended June 30, 2007 increased 19% to $167.9 million from $141.2 million in the first half of 2006; in constant dollars, net sales were up 14% for the period. Net income for the first half of 2007 increased 25% to $9.5 million or $0.46 per diluted share compared to $7.6 million or $0.37 per diluted share in the same period one year earlier.

Jean Madar, Chairman of the Board and Chief Executive Officer, noted, “As we reported a few weeks ago, second quarter sales growth by U.S. operations was due primarily to initial shipments of more than 70 new bath and body products for women to 160 Gap Body stores and continued product shipments for Banana Republic stores. The Gap bath and body product rollout to an additional 500 Gap Adult stores is taking place during the third and fourth quarters. Similarly, this month six new Gap Eaux de Toilettes are debuting at Gap Body stores with distribution to Gap Adult stores continuing as the year progresses. Also this month, 200 Gap Adult stores will launch three men’s fragrance collections and a complete grooming and skin care collection, followed by shipments to another 300 stores later in the fall.”

Discussing business with the Banana Republic, Mr. Madar noted, “The Discover Collection will be joined by two new fragrances, Malachite for women and Cordovan for men next month, and in response to the strong sales of home fragrance products, additional items will be introduced.”

Moving on to European-based operations, Mr. Madar continued, “The 16% sales growth reflects continued strength of Burberry and Lanvin brand sales, the inclusion of Van Cleef & Arpels and of course, sales by our four majority-owned European distribution subsidiaries in the U.K., Spain, Germany and Italy. Launches scheduled for the second half include: S. T. Dupont Blanc, Roxy, our first fragrance under this brand and Paul Smith Rose.”

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Inter Parfums, Inc. News Release	Page 2
August 8, 2007

Discussing other recent events, Mr. Madar noted that in June 2007 Inter Parfums purchased the remaining 32.5% interest in Nickel it did not own and as was reported last week, acquired Lanvin trademarks and brands for fragrance and related products.

Mr. Madar then went on to review some of the Company’s 2008 prestige product launch plans. “Early in the new year, we have a major new Burberry fragrance family debuting. Also in the pipeline are two more Roxy fragances, Love and Heart, Quiksilver skincare products, and a new Van Cleef & Arpels fragrance. In addition, to reinvigorate sales of an established fragrance, we have plans to relaunch First by Van Cleef & Arpels.”

Russell Greenberg, Executive Vice President & CFO, pointed out, “We expect seasonality to play a larger role in our future than it has in our past, with a disproportionate amount of sales falling into the second half of the year. This is due to several factors including the timing of shipments by our majority-owned distribution subsidiaries to their customers. Additionally, our delivery schedules for our U.S. specialty retail customers weigh more heavily toward the second half, with especially strong emphasis on holiday season sales.”

Mr. Greenberg also pointed out, “Our financial position remains strong. At June 30, 2007, working capital aggregated $165 million and we had a working capital ratio of 2.4 to 1. Cash and cash equivalents and short-term investments aggregated $63 million.”

Management Increases 2007 Sales and Earnings Guidance
Mr. Greenberg noted, “It now appears very likely that the initial line of bath and body products for New York & Company stores will be shipped in time for the 2007 holiday season. The financial impact of shipping New York & Company stores together with the financial effect of our acquisition of the Lanvin trademarks lead us to increase our 2007 sales and earnings guidance.” Management now looks for 2007 net sales, net income and diluted earnings per share to come in at approximately $378 million, $21.5 million and $1.04, respectively. This guidance assumes the dollar remains at current levels.

Quarterly Dividend
The Company’s regular quarterly cash dividend of $.05 per share will be payable on October 15, 2007 to shareholders of record on September 28, 2007.

Conference Call
The management of Inter Parfums will host a conference call at 11:00 am EDT on August 9, 2007, to discuss second quarter results and other recent developments. Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

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Inter Parfums, Inc. News Release	Page 3
August 8, 2007

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels. The Company also owns Lanvin Perfumes and Nickel S.A., a men’s skin care company. It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc. and New York & Company. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2006, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 4
August 8, 2007

Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$82,764	$70,285	$167,885	$141,185

Cost of sales	34,615	30,615	67,803	61,219

Gross margin	48,149	39,670	100,082	79,966

Selling, general and administrative	41,366	33,337	81,508	64,400

Income from operations	6,783	6,333	18,574	15,566

Other expenses (income):
Interest expense	632	318	1,215	519
(Gain) loss on foreign currency	10	(220)	123	(381)
Interest and dividend (income)	(790)	(501)	(1,589)	(1,015)
(Gain) loss on subsidiary’s issuance of stock	(369)	61	(526)	(12)

	(517)	(342)	(777)	(889)

Income before income taxes and minority interest	7,300	6,675	19,351	16,455

Income taxes	2,272	2,293	6,448	5,635

Income before minority interest	5,028	4,382	12,903	10,820

Minority interest in net income of consolidated subsidiary	1,279	1,190	3,361	3,208

Net income	$3,749	$3,192	$9,542	$7,612

Net income per share:
Basic	$0.18	$0.16	$0.47	$0.38
Diluted	$0.18	$0.16	$0.46	$0.37

Weighted average number of shares outstanding:
Basic	20,437	20,315	20,437	20,291
Diluted	20,725	20,564	20,673	20,554

Inter Parfums, Inc. News Release	Page 5
August 8, 2007

Inter Parfums, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	June 30, 2007	December 31, 2006
	(unaudited)
Current assets:
Cash and cash equivalents	$60,669	$58,247
Short-term investments	2,500	12,800
Accounts receivable, net	103,464	110,251
Inventories	101,145	69,537
Receivables, other	4,628	2,481
Other current assets	5,337	6,137
Income tax receivable	98	370
Deferred tax assets	5,273	2,494

Total current assets	283,114	262,317

Equipment and leasehold improvements, net	7,069	6,806

Trademarks, licenses and other intangible assets, net	58,639	58,342

Goodwill	7,027	4,978

Other assets	613	602

	$356,462	$333,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable - banks	$10,987	$6,033
Current portion of long-term debt	9,225	4,214
Accounts payable - trade	62,987	58,748
Accrued expenses	31,274	52,637
Income taxes payable	2,420	1,325
Dividends payable	1,022	813

Total current liabilities	117,915	123,770

Long-term debt, less current portion	21,821	6,555

Deferred tax liability	2,179	2,111

Put option	—	1,262

Minority interest	48,134	44,075

Shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 20,437,292 and 20,434,792 shares at June 30, 2007 and December 31, 2006, respectively	20	20
Additional paid-in capital	38,228	38,096
Retained earnings	135,635	127,834
Accumulated other comprehensive income	18,378	15,170
Treasury stock, at cost, 6,247,886 common shares at June 30, 2007 and December 31, 2006	(25,848)	(25,848)

	166,413	155,272

	$356,462	$333,045